EXHIBIT 10.9

                              TERMINATION AGREEMENT


          THIS TERMINATION AGREEMENT (the "Agreement") is made this 30th day of September, 2002 between Michael W. Brennan ("Employee") and Color Imaging, Inc. and its subsidiaries (collectively, "Color").

          WHEREAS, Employee and Color entered into that certain Employment Agreement dated June 28, 2000 by and between Color and Employee (the "Employment Agreement") and amended pursuant to the letter dated June 10, 2002 from Michael
W. Brennan to Board of Directors of Color;

          WHEREAS, concurrently herewith, Color, Employee and certain others are entering into that certain Share Exchange Agreement (the "Exchange Agreement");

          WHEREAS, this Agreement is being entered into pursuant to the Exchange Agreement;

          NOW, THEREFORE, in consideration for the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

          1. Termination of Employment Agreement. The Employment Agreement shall terminate effective immediately. Color shall have no further obligation or liability to Employee under the Employment Agreement except (a) Color shall pay to Employee $6,057.69 per two-week period (the "Severance Amount") through the Compensation Termination Date (as defined below), and (b) Color shall reimburse Brennan for any premium costs incurred by Brennan from the Closing Date (as defined in the Exchange Agreement) through the Compensation Termination Date in connection with Brennan's participation in any health or life insurance plan which is established by Logical Imaging Solutions, Inc. ("Logical") for the benefit of its executives generally, provided (i) such Logical plan is comparable to the health and life insurance plans in which Brennan participated as an employee of Color, and (ii) Brennan participates in such Logical plans under coverage options (e.g. single, family, etc.) and/or benefit levels comparable to those in which Brennan participated as an employee of Color. The Severance Amount shall be paid on Color's normal payroll schedule. Color may withhold from such payments all applicable federal, state or local taxes. The "Compensation Termination Date" shall mean March 10, 2003.

          2. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          3. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Georgia.


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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                      COLOR IMAGING SOLUTIONS, INC.


                                      By: /S/ MORRIS E. VAN ASPEREN
                                         ---------------------------------------
                                      Name:    Morris E. Van Asperen
                                      Title:   Executive Vice President

                                      EMPLOYEE:

                                      /S/ MICHAEL W. BRENNAN
                                      ------------------------------------------
                                      Michael W. Brennan




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